Exhibit 8.2

September 10, 2003

Brio Software, Inc.
4980 Great America Parkway
Santa Clara, California 95054

Ladies and Gentlemen:

     We have acted as counsel for Brio Software Inc., a Delaware corporation (“Brio”) in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization dated as of July 23, 2003 (the “Agreement”), by and among Brio, Hyperion Solutions Corporation, a Delaware corporation (“Hyperion”), and T-Bird Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Hyperion (“T-Bird Acquisition”). Pursuant to the Agreement, T-Bird Acquisition will merge with and into Brio, with Brio continuing as the surviving corporation and becoming a wholly owned subsidiary of Hyperion (the “Merger”). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”). Any defined terms used and not defined herein have the meaning given them in the Agreement.

     You have requested our opinion concerning the description of the material United States federal income tax considerations of the Merger described in the Registration Statement on Form S-4 (Registration No. 333-108036) filed with the Securities and Exchange Commission on August 15, 2003 and as amended through the date hereof (the “Registration Statement”), and the related proxy statement/prospectus (the “Proxy Statement/Prospectus”). In delivering this opinion, with the consent of Brio and Hyperion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including exhibits thereto), the Registration Statement and Proxy Statement/Prospectus (including exhibits thereto), and such other documents pertaining to the Merger as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed (without any independent investigation) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

Brio Software, Inc.
September 10, 2003

     2.     Any representation or statement referred to above made “to the knowledge of,” “to the best of the knowledge” or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

     3.     All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations.

     4.     The Merger will be consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state laws.

     5.     An opinion of counsel, substantially identical in substance to this opinion, has been delivered to Hyperion by Shearman & Sterling LLP, and will not be withdrawn.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement and Proxy Statement/Prospectus, we are of the opinion that the discussion set forth in the Proxy Statement/Prospectus under the heading “The Merger – Material U.S. Federal Income Tax Consequences” constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger generally applicable to a Brio stockholder.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect as of the date of this opinion. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Brio Software, Inc.
September 10, 2003

     This opinion concerning certain of the United States federal tax consequences of the Merger is limited to the specific United States federal tax consequences presented above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules or regulations promulgated thereunder or that we are experts with respect to any portions of the S-4 Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules or regulations promulgated thereunder. The

Brio Software, Inc.
September 10, 2003

filing of this opinion as an exhibit to the S-4 Registration Statement and the references to the opinion and our firm therein are not intended to create liability under applicable state law to any person other than Brio, our client.

Very truly yours,

VENTURE LAW GROUP A Professional Corporation /s/ Venture Law Group